Exhibit 99.1

Tesoro Logistics Reaches Agreement with Tesoro Corporation to Acquire Certain Terminalling and Pipeline Assets

SAN ANTONIO - June 23, 2014 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) (the “Partnership” or “TLLP”) today announced that TLLP has reached an agreement with Tesoro Corporation (“Tesoro”) to acquire certain terminalling and pipeline assets (“West Coast Logistics Assets”) owned by Tesoro and two of its subsidiaries, Tesoro Refining & Marketing Company LLC and Tesoro Alaska Company LLC. Under the terms of the agreement, TLLP will acquire three marketing terminals, a storage facility and a refined products pipeline for total consideration of $270 million. The Partnership expects that these assets will contribute an estimated additional annual EBITDA of $28 million.

“These terminals and pipeline provide critical crude oil and refined product infrastructure in the West Coast market and fit our strategic model of growing distributions through acquisition and development of logistics assets with stable, fee based revenues,” said Greg Goff, TLLP’s Chairman and Chief Executive Officer. “We are committed to growing EBITDA and unitholder cash distributions and our expectation is that this transaction should be immediately accretive to unitholder distributions.”

The West Coast Logistics Assets include:

•
Three refined products terminals that are adjacent to Tesoro’s refineries at Martinez, California; Anacortes, Washington; and Kenai, Alaska, with expected total throughput of 35,000 to 45,000 barrels per day. The Partnership plans to develop a new truck rack at the site of the acquired Anacortes terminal which is expected to add an additional 6,000 to 7,000 barrels per day of throughput.

•	A marine crude oil and heavy products storage facility with a capacity of 1.5 million barrels located adjacent to Tesoro’s Anacortes refinery.

•	An approximately 70 mile long refined products pipeline system connecting Tesoro’s Kenai refinery to Anchorage, Alaska with expected average throughput of approximately 35,000 barrels per day.

The terminalling and storage assets have an expected closing date early in the third quarter of 2014. The portion of the acquisition pursuant to which TLLP will acquire the Tesoro entity with ownership of the refined products pipeline is expected to close late in the third quarter or early in the fourth quarter of 2014.

In connection with the closing of the transaction, Tesoro and the Partnership expect to enter into throughput and use agreements for the marketing and storage terminal facilities. The terminalling agreement will include a minimum throughput commitment and the storage agreement will require Tesoro to pay a monthly fee to reserve the existing shell capacity of the dedicated storage facilities.

The acquisition price of $270 million will include cash of $243 million and TLLP equity valued at approximately $27 million. The approximately $214 million cash consideration for the initial closing is expected to initially be financed with borrowings from the Partnership’s revolving credit facility. The equity consideration, which will be issued in connection with the initial closing, will be based on common TLLP units issued at the average daily closing price for the 10 trading days prior to the closing of the transaction.

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations regarding closing dates for the transaction; that the acquisition is immediately accretive to unitholder distributions; future throughput volumes at the acquired and to be developed facilities; and estimated EBITDA associated with acquired assets. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	West Coast Logistics Assets

Forecasted net income	$20
Add: Depreciation and amortization expenses	2
Add: Interest and financing costs, net	6
Forecasted EBITDA (a)	$28
____________
(a) We define EBITDA as net income before depreciation and amortization expenses and net interest and financing costs. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities